EXHIBIT 99.1
For Immediate Release
Date: March 14, 2008

Contacts:	J. Williar Dunlaevy	Angela N. Motler

	Chairman & Chief Executive Officer	Senior Vice President, Branch Administration

Phone:	413-445-3500	413-445-3554

Email:	bill.dunlaevy@legacybanks.com	angela.motler@legacybanks.com
Legacy Banks Announces Receipt of Regulatory Approval to Establish Capital District Branch Offices
PITTSFIELD, MASSACHUSETTS, (March 14, 2008) - Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks, announced today that Legacy Banks has received all required federal and state regulatory approvals to establish branch offices at 39 North Pearl Street, Albany, New York and 545 Troy-Schenectady Road, Latham, New York. The Company anticipates that the Albany office would open early in the third quarter of 2008 and the Latham office in the fourth quarter of 2008.
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 179 people and has sixteen offices throughout Berkshire County, Massachusetts and eastern New York, as well as a Loan Production Office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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